Exhibit 10.22

April 26, 2009

William Kerley

11906 Colleyville Dr

Austin, Texas 78738

Dear Bill,

We are pleased to offer you a full-time position with WhiteGlove House Call Health, Inc, commencing April 29, 2009. Your title will be Vice President of F&A and Operations, reporting to the Chief Executive Officer.

Your responsibilities will include, but not be limited to:

•	Human Resources

•	IT Infrastructure and facilities

•	Legal coordination

•	Treasury

•	Accounting and internal control

•	Business planning and strategy

•	Risk Management

•	Management of Member Support Team

Compensation:

Your compensation will be:

•	A base salary of $15,000.00 per month, paid semi-monthly on the 15th and the last day of each month, commencing on April 28, 2009;

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An annual bonus of $20,000.00 with the possibility to earn 25% of the annual bonus each quarter, subject to you successfully achieving business objectives, mutually agreed to at the beginning of each quarter. This bonus will be paid upon accomplishment of 100% of your business objectives agreed upon at the beginning of each quarter. This bonus may be prorated, at WhiteGlove House Call Health’s discretion, if objectives are partially met.

Equity:

In addition to your compensation, 120,000 Incentive Stock Options will be granted to you under WhiteGlove House Call Health’s Incentive Stock Option Plan, subject to Board approval at an option price to be determined by the Board at time of grant.

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Benefits:

WhiteGlove House Call Health offers a variety of benefit programs to assist you in taking care of yourself and your family. These benefits may be modified from time to time at WhiteGlove House Call Health’s discretion.

Health Insurance:

WhiteGlove House Call Health currently has a PPO health insurance plan providing major medical insurance with Humana of Texas where WhiteGlove House Call Health pays 75% of the monthly premiums for its employees. Your eligibility for these medical benefits will begin 30 days from the start date of your employment with WhiteGlove House Call Health. You will need to submit the enrollment form for your PPO health insurance within one month of your start date in order to ensure your coverage by that date.

Paid Time Off:

Regular status employees are encouraged to take time off each year. WhiteGlove House Call Health has adopted Paid Time Off (PTO) guidelines to allow employees to determine the best use of their time. PTO is awarded on January 1 of each year and expires the following December 31. PTO has no cash value and employees will not receive pay in lieu of time off. Additionally, PTO will not be carried over to the next year. Any absence from work that exceeds three hours will be charged against an employee’s PTO. Where an exempt employee has exhausted PTO, deductions for salary may be made in increments of full days only for absences for personal reason or illness.

Employees with less than three years of service receive 25 days of PTO per year after the first calendar year of service. PTO during the first calendar year of service is determined on a pro-rata basis based on anniversary date. All days off from work for personal reasons (including vacation and illness) are charged against the employee’s PTO, including any time taken off for the 10 federal holidays, listed below:

New Year’s Day

Birthday of Martin Luther King, Jr.

Washington’s Birthday

Memorial Day

Independence Day

Labor Day

Columbus Day

Veterans Day

Thanksgiving Day

Christmas Day

After three years of service, employees will receive 30 days of PTO per year. During the third year of employment, an employee will participate in the additional 5 days on a pro-rata basis. For example, if an employee’s anniversary date is April 1, he or she would receive an additional 3.75 days of PTO on April 1 (5 additional PTO days /12 months * 9 months remaining in the year).

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PTO for reasons other than illness must be approved by your manager.

Each employee has an on-going obligation to the successful operations of the company. With that said, we expect everyone to equally share in the responsibility of caring for patients 365 days per year, including holidays.

Other Benefits:

When available, you will be eligible to participate in WhiteGlove House Call Health’s 401(k) plan at the next entry date. Entry dates are on the first day of each calendar quarter. WhiteGlove House Call Health does not have a matching program and does not have intentions to put one in place in the near term.

Additional Important Information:

This offer is contingent upon a pre-employment background check and your ability to provide proof of your eligibility to work in the United States.

Your employment at WhiteGlove House Call Health is not for any specified time, but is “at will.” Either you or WhiteGlove House Call Health may terminate your employment at any time for any reason, with or without cause or advance notice. By accepting this offer, you agree that this “at will” employment relationship will remain in effect for the duration of your employment and can only be modified by an express written agreement by the Chief Executive Officer of WhiteGlove House Call Health.

This offer is also subject to your execution of WhiteGlove House Call Health’s Employment Agreement which is attached. Please note the provisions of the Confidential Information and Invention Assignment Agreement with respect to intellectual property and non-disclosure of confidential information. In particular, you must not bring any trade secret material belonging to others with you, and you must agree not to use any trade secrets belonging to others during your employment at WhiteGlove House Call Health. Please also note the non-competition and non-solicitation provisions.

This letter and the Employment Agreement set forth the terms of your employment with us and supersede any prior representations or agreements whether oral or written. A duplicate of this offer letter is enclosed for your records. To accept this offer, please sign and return this letter along with the Employment Agreement and return, either by hand delivery or in the enclosed envelope.

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Please respond to this offer by signing below and returning no later than 12:00 PM on April 27, 2009, or this offer will be considered declined. We look forward to you becoming a member of our valued team.

Sincerely,

Robert Fabbio

Robert Fabbio

Chief Executive Officer and President

Please sign below to accept this offer.

Accepted:	/s/ William Kerley

Date:	4-26-2009

Confirmed start date:	April 29, 2009

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